Exhibit 99.1

Applied DNA Sciences Raises $1.8 Million in Private Placement Led by Executive Officers, Board Members and Strategic Investor

STONY BROOK, N.Y. June 28, 2017 – Applied DNA Sciences, Inc. (“Applied DNA,” “the Company,” NASDAQ: APDN), announces today that it has entered into subscription agreements for a private placement of its Common Stock, par value $.001 per share, with a group of investors, including a key customer and all of the Company’s Executive Officers and members of the Board of Directors (the “Investors”). The private placement is expected to close with respect to each investor by July 28, 2017.

As a result of the private placement, the Company will issue and sell 1,025,574 shares of common stock at a price of $1.76 per share (the “Purchase Price”) for total expected gross proceeds of $1,805,000. The Purchase Price represents the greatest of (i) $1.00, (ii) the volume-weighted average closing price at the end of each trading day of the Common Stock on the NASDAQ Capital Market for the period from June 21, 2017 through June 27, 2017) and (iii) the closing bid price of the Common Stock on the NASDAQ Capital Market on June 27, 2017. The issuance of the Common Stock will be exempt from the registration requirements of the Securities Act of 1933 pursuant to Section 4(a)(2) of such Securities Act and Regulation D promulgated thereunder and such Common Stock will therefore be restricted. Each investor will give representations that he or it was an “accredited investor” (as defined under Rule 501 of Regulation D) and that he or it is purchasing such securities without a present view toward a distribution of the securities. In addition, there was no general solicitation conducted in connection with the offer and sale of the securities.

Dr. James A. Hayward, president and CEO of Applied DNA, stated, “I am extremely pleased with the investment and support received from our management team, the Board and a key customer in joining me in strengthening the Company’s balance sheet to give us additional resources with which to execute on our growth strategy. This investment was done without any discount or preference, without warrants or banking fees, offering the best value for the Company and for existing investors.”

The Company intends to use the aggregate net proceeds from the private placement for general corporate purposes, including working capital, capital expenditures, business development and research and development.

This press release does not constitute an offer to sell or a solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Applied DNA

Applied DNA is a provider of molecular technologies that enable supply chain security, anti-counterfeiting and anti-theft technology, product genotyping and DNA mass production for diagnostics and therapeutics.

We make life real and safe by providing innovative, molecular-based technology solutions and services that can help protect products, brands, entire supply chains, and intellectual property of companies, governments and consumers from theft, counterfeiting, fraud and diversion. The proprietary DNA-based “CertainT™” platform can be used to identify, tag, test, and track products, to help assure authenticity, origin, traceability, sustainability and quality of products. SigNature® DNA describes the core technology ingredient that is at the heart of a family of uncopyable, security and authentication solutions such as SigNature® T and fiberTyping®, targeted toward textiles and apparel, BackTrac™ and DNAnet®, for anti-theft and loss prevention, and digitalDNA®, providing powerful track-and-trace. All provide a forensic chain of evidence, and can be used to prosecute perpetrators. Applied DNA Sciences is also engaged in the large-scale production of specific DNA sequences using the polymerase chain reaction.

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The Company’s common stock is listed on NASDAQ under the symbol APDN, and its warrants are listed under the symbol APDNW.

Forward-Looking Statements

The statements made by APDN in this press release may be “forward-looking” in nature within the meaning of the Private Securities Litigation Act of 1995. Forward-looking statements describe APDN’s future plans, projections, strategies and expectations, and are based on assumptions and involve a number of risks and uncertainties, many of which are beyond the control of APDN. Actual results could differ materially from those projected due to our short operating history, limited financial resources, limited market acceptance, market competition and various other factors detailed from time to time in APDN’s SEC reports and filings, including our Annual Report on Form 10-K filed on December 6, 2016, and our subsequent quarterly reports on Form 10-Q filed on February 9, 2017, and May 11, 2017 which are available at www.sec.gov. APDN undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date hereof to reflect the occurrence of unanticipated events, unless otherwise required by law.

Investor contact: Sanjay Hurry, LHA Investor Relations,  shurry@lhai.com, 212-838-3777 web: www.adnas.com

twitter: @APDN